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                                                                    Exhibit 99.1


TIMCO Aviation Services, Inc.


                NEWS

Release:  July 16, 2002
Contact:  Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
          C. Robert Campbell, Executive Vice President & Chief Financial Officer
          (336) 668-4410


TIMCO AVIATION SERVICES, INC.
COMPLETES SENIOR DEBT REFINANCING

Greensboro, North Carolina, July 16, 2002 - TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced that it has completed the refinancing of all of its outstanding senior debt. As part of the refinancing, a group of lenders led by Citicorp USA, Inc. and UPS Capital as co-agents provided the Company with a $30 million revolving credit facility and a $7.0 million term loan, both due on January 31, 2004. The new facilities were used to repay a previously outstanding $12 million senior term loan.

As part of the refinancing, the Company also restructured its tax operating retention lease (TROL) financing with Bank of America. The restructured TROL loan, which is a $25.2 million capital lease liability, is now a three-year facility. The Company further refinanced its outstanding $10 million senior loan due to Bank of America as to which four of its stockholders had previously provided credit support. With respect to this loan, $6.0 million of the loan was extended until January 31, 2004, $1.5 million was repaid through a transfer of real estate to one of the guarantors and the remaining $2.5 million remains due on August 14, 2002.

C. Robert Campbell, the Company's Chief Financial Officer, stated: "We are pleased to complete the refinancing of all of our senior debt. This senior debt refinancing extends our short-term senior debt to long term. The senior debt refinancing, along with the February bond exchange and equity rights offering, completes the financial restructuring of TIMCO. We are very pleased to continue our relationship with Citicorp USA, Inc. and we welcome UPS Capital to our senior lending group."

TIMCO Aviation Services, Inc. (formerly known as Aviation Sales Company) is among the largest providers of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines and maintenance and repair facilities in the world. The Company currently operates four MR&O businesses: TIMCO, which, with its three active locations, is one of the largest independent providers of heavy aircraft maintenance services in North America; Aerocell Structures, which specializes in the MR&O of airframe components, including flight surfaces; Aircraft Interior Design, which specializes in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services to our MR&O operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines.

This press release contains certain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and those identified below, could adversely affect the Company's ability to obtain these results: the Company's ability to continue to generate sufficient working capital from operations to meet its operating requirements and service its indebtedness, the Company maintaining good working relationships with its vendors and customers, the Company's ability to achieve gross margins at which it can be profitable, including margins on services the Company performs on a

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fixed price basis, competition in the aircraft maintenance, repair and overhaul market and the impact on that market and the Company of the terrorist attacks on September 11, 2001, the Company's ability to attract and retain qualified personnel in its business, utilization rates for its MR&O facilities, the Company's ability to effectively manage its business, competitive pricing for the Company's products and services, economic factors which affect the airline industry, and changes in government regulations. Certain of these risks are described in the Company's filings with the Securities and Exchange Commission
(SEC). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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